                                                          PART 1:  EXHIBIT 11.00



                       JSB FINANCIAL, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (In Thousands, except per share amounts)

                                                                           Three Months Ended
                                                                                March 31,
                                                                         ------------------------
                                                                          1998              1997
                                                                          ----              ----


Basic earnings per share:

Basic weighted average common shares*                                      9,886           9,809

Net Income                                                                $7,664          $6,448

Basic earnings per common share*                                            $.78            $.66



Diluted earnings per share:

Weighted average common and dilutive potential shares*                    10,202          10,158

Net Income                                                                $7,664          $6,448

Diluted earnings per common share*                                          $.75            $.63



* As required, earnings per share for 1997 have been restated for the adoption of Financial Accounting Standards Board Statement No. 128.